Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203928 on Form F-3 of our report dated April 27, 2016, relating to the consolidated financial statements of Box Ships Inc. and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2015.

/s/ Deloitte Hadjipavlou Sofianos & Cambanis S.A

April 27, 2016

Athens, Greece